                                                                     Exhibit 2.1

Plan of Reorganization
----------------------

Pre-offering -- A superholding company (Superholdco) owns 100% of the shares of the subholding companies (Subholdcos) and of the ship management company. The
Superholdco directly or through Subholdcos owns 100% of the shares of the vessel-owning company (including companies which will own the newbuildings) and of the ship management company.

Step 1 -- The Company will be incorporated in the Republic of the Marshall
Islands.

Step 2 -- Superholdco will cause the shares owned directly in the new- building owning companies and in the ship management company to be transferred to the
Company; Superholdco will direct the Subholdcos to cause the shares of the vessel-owning companies to be transferred to the Company through the following:

     -   Subholdco corporate action

     -   Subscription Agreement

     -   Superholdco corporate action

     -   Registration of shares in the name of the Company

Step 3 -- The IPO closes.